Exhibit 99.1

NARA BANCORP ANNOUNCES MANAGEMENT AND BOARD CHANGES

Nara Appoints Acting President and Recruits New Independent Directors

LOS ANGELES – (BUSINESS WIRE) – March 13, 2006 – Nara Bancorp, Inc. (NASDAQ:NARA), the holding company of Nara Bank (the “Bank”), announced today a series of management and Board changes to ensure a smooth transition to a permanent President and CEO, and to bring further banking and corporate management expertise to Nara’s Board of Directors.

“These actions demonstrate our commitment to continuing Nara’s past success and growth into the future,” said Chong-Moon Lee, Chairman of Nara Bancorp and the Bank. “We are providing Nara with additional, top-quality professional Board leadership with a new dimension of banking and corporate management expertise. This will bring to us new ideas, know-how and skills to help the Bank move into a new era of excellence, with broader financial leadership in the Korean-American community – and beyond.”

These actions include:

•	The appointment of Howard Gould to the Board as an independent director. He is a longtime bank executive with an excellent track record, as well as a former California banking regulator. Mr. Gould will serve on both the Bancorp and Bank Boards, and as Chairman of a newly formed Transition Committee of the Bank Board, which will work closely with a newly formed Interim Office of the President to guide Nara Bank.

•	The decision to recruit two additional independent directors who are respected and experienced in banking and corporate management. That recruitment process is underway.

•	The appointment of three senior executives to work as a team in a newly formed Interim Office of the President. The Board named Min Kim, Chief Operating Officer, with the title of Acting President. She has been responsible for the Bank’s sales, marketing and customer service operations. Also appointed to the Office of the President are Alvin D. Kang, Chief Financial Officer and Bonita Lee, Chief Credit Officer.

•	The decision to engage an executive search firm to conduct an internal and nationwide search for a permanent President and Chief Executive Officer to fill the vacancy created by the resignation of Ho Yang announced on Feb. 15.

“With today’s actions, the Board has acted to help its executives manage Nara’s growing size and complexity,” Mr. Lee said. “We believe this will strengthen Nara’s ability to deliver great products, superior service and highly professional relationships with our customers and community, as well as completing the transition to a permanent President and CEO.”

“We are confident in the abilities of Min Kim, Alvin Kang and Bonita Lee to guide Nara through this transition. They, working with our energetic and talented employees, have been responsible for our solid results for some time now, and we are counting on all of the Nara team to deliver innovative, progressive strategies and practices that will help ensure Nara’s continued stability and growth.”

Mr. Lee added that the decision to name Ms. Kim to lead the Office reflected the Board’s recognition that the Bank’s business operations which she oversees – sales, marketing and customer service – are the keys to Nara’s current and future success.

Mr. Gould is former Vice Chairman of the Bank of the West and United California Bank. He served as the top domestic executive and Chief Operating Officer of United California Bank and its predecessor, Sanwa Bank of California, from 1992 to 2002, a period in which that Bank achieved dramatic improvements in performance. In addition to his long experience with day-to-day executive responsibility for all aspects of banking operations as well as business strategy, performance and improvements, he also has had extensive experience as a banking regulator. In 2004 and 2005, he served as California Commissioner of Financial Institutions under Gov. Arnold Schwarzenegger. He also served as state Superintendent of Banking under Gov. George Deukmejian. Mr. Gould began his banking career in the early 1970s at Bank of America.

“I am very pleased to join Nara Bank, which has continued to deliver excellent results during this period of transition,” Mr. Gould said. “The Board’s decision to add new outside directors with hands-on banking and corporate management experience demonstrates its commitment to becoming a model bank serving the Korean-American community. I look forward to working with my fellow Directors and executive management to help Nara Bank reach new heights as a forward-thinking financial institution playing a vital role in its community.”

Ms. Kim joined Nara Bank in 1995 and has served since October 2003 as Executive Vice President and Chief Operating Officer. Mr. Kang joined Nara in July 2005 as Executive Vice President and Chief Financial Officer. Prior to joining the Bank, he held a senior banking position and was a partner in KPMG, a major audit firm. Ms. Lee has been with the Bank since 1993 and has served as Executive Vice President and Chief Credit Officer since April 2005.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 18 branches and 8 loan production offices in the United States and one liaison office in Seoul, Korea. Nara Bank operates full-service branches in California and New York, with loan production offices in California, Washington, Colorado, Texas, Georgia, Illinois, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade.